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Interoffice Memo

To:	All Employees

From:	Rheo A. Brouillard, President and Chief Executive Officer

Date:	Tues., Dec. 11

Subject:	Savings Institute Bank and Trust Company Announcement

We announced this afternoon the intent of Berkshire Hills Bancorp, Inc. to acquire

SI Financial Group, Inc. and the Savings Institute Bank and Trust Company.

A vibrant and growing bank in today’s environment requires significant investments in technology, diverse product offerings, and a strong infrastructure to manage compliance demands. Scale matters. As our industry continues to experience pressure to provide the scale needed for growth banks such as ours must choose merger partners whose values and culture align with their own.

Thanks to you, for many years SI Financial Group, Inc. has managed to grow despite significant headwinds. Those headwinds continue to pose challenges, and for that reason we believe the time is right to accept an offer to combine with a partner of scale who can help us further deepen our market share and continue to grow our business. Our two banks share rich histories, consistent core values and a strong commitment to customers and communities.

Berkshire Bank is a regional bank with $12 billion in assets that is headquartered in Boston, Massachusetts. A diversified financial services organization, Berkshire operates several successful businesses, including retail banking, commercial and specialty lending, wealth management and insurance. Incorporated in 1846, Berkshire has 115 banking locations across Connecticut, Massachusetts, Vermont, New York, New Jersey and Pennsylvania. Berkshire has a distinctive brand, entrepreneurial culture and ongoing momentum. Its parent, Berkshire Hills Bancorp, is traded on the New York stock exchange under the symbol “BHLB”.

Our decision to choose Berkshire as our partner was carefully considered. Berkshire’s commitment to community, drive for performance and attention to the employee and customer experiences are all in alignment with our core values. Berkshire also brings to our customers much deeper product opportunities, higher lending limits, and a greater geographic reach. Berkshire has partnered with many banks like ours over the years as it has expanded from its origins as a community savings bank in Berkshire County, MA.

Interoffice Memo

Berkshire has placed great value on the Savings Institute and the business you helped to build. Our culture, commitment to the community, financial performance, and our exceptional talent are well known, highly regarded and a rightful source of pride. The addition of the Savings Institute to Berkshire is recognition of the franchise we have built in Connecticut and Rhode Island and reflective of the opportunities to continue that growth.

Since 1842, the employees of our organization have excelled in serving our markets and building our Bank. Along the way, we have experienced many hurdles, ranging from economic cycles, regulatory challenges, competitive pressures, and a rapidly changing society. As many of you have been part of our team for some time, you have been a great part of and witnessed this amazing story. I know this dedication to our core culture will serve us all well in the new organization.

I understand an announcement of this significance can create questions, uncertainty and unease for our employees and customers. Both the leadership teams of the Savings Institute and Berkshire are committed to making the upcoming transitions as transparent and seamless as possible. As a transaction of this nature typically takes up to 9 months to complete, it is business as usual for now, with ample time to carefully plan.

Attached to this memo is a short list of FAQs. I pledge to you frequent communications with additional department meetings and opportunities to learn more.

On behalf of our Board of Directors, I thank you for what you do for the Savings Institute.

Interoffice Memo

FAQs

Why did we choose to be acquired and why did we choose Berkshire Hills Bancorp, Inc.?

Community banks such as ours face difficult choices to keep up with the demands of technology, product requirements and regulations. Berkshire represents to us a bank of scale and capability, as well as one that is committed to our style of community banking.

Will there be job loss, location closures or service elimination?

We do not expect any significant location closures. We will likely see job reductions in some of our non-customer facing functions. Berkshire’s experience with prior acquisitions has placed a high value on placing as many employees as possible in other positions in the organization. For any colleague whose job is impacted, we will have an appropriate notice period, severance and job placement support. As decisions are made, we will provide updates.

How do I manage customer concerns?

For now, it is certainly business as usual. Our companies will operate independently until the time of the transaction closing, which we currently anticipate will occur in the second quarter of 2019. Berkshire’s core product set is very similar to ours and we would anticipate no major changes to the products our customers enjoy today. More information about product changes and enhancements will be provided to you and our customers with plenty of notice.

When will I get to learn more about Berkshire Bank?

Today marks the start of communications, with much more to come. We will have additional communications and in-person meetings in the coming weeks and months. Attached is a communication piece that Berkshire recently provided to stock analysts which includes information about the Company. You can also learn more about Berkshire Bank and its holding company, Berkshire Hills Bancorp, Inc., at berkshirebank.com or ir.berkshirebank.com.

Interoffice Memo

What happens next and when will this transition and integration happen?

The board of directors of both companies have unanimously approved the acquisition. The transaction will also require customary shareholder and regulatory approvals in which we anticipate no hurdles. We expect the deal to close in 6 -9 months and the integration to be completed by the close of 2019.

What will happen to the SI Financial Group Foundation?

The SI Financial Group Foundation, as a community leader, will combine with the efforts of the nationally acclaimed Berkshire Bank Foundation to continue our legacy. Berkshire Bank and its Foundation, like us, are committed to philanthropic investments in the community and employee volunteerism. Annually Berkshire provides more than $2.4 million to community organizations, as well as scholarships. Its corporate volunteer program provides employees with paid time off to volunteer during regular business hours. During 2018, 92% of Berkshire Bank’s employees participated in its annual day of service, it was honored by the United Nations with the global IMPACT2030 Innovation Award, and named as one the Massachusetts’ most philanthropic companies by the Boston Business Journal.  Our current SI Foundation board will remain actively involved in the annual distributions made, and advising on which organizations will receive grants and at what level.

What changes can we expect in terms of Company culture?

Berkshire has a very similar culture to our own, they believe in operating on the RIGHT core values – Respect, Integrity, Guts, Having Fun and Teamwork. A main focus of Berkshire’s CEO is further developing Berkshire’s corporate culture to ensure a diverse, inclusive and engaged workforce. Berkshire’s senior leadership team is committed to maintaining a workplace environment that assures mutual respect, fosters career growth and creates greater connections between employees and the communities they serve. The info graphic provided below speaks a little more to this:

Interoffice Memo

A RESPONSIBLE & DIVERSE CULTURE

Staff Stats

2,042 Employees

64% Female Employees

Helping Hands

100% employee volunteer rate

Xtraordinary Day of Service

75 projects completed

40,000+ hours of service

Sustainable Successes

since 2015

AMEB GREEN™

64% increase in eStatement usage

75% of paper products from sustainable forests

18% reduction in paper usage

37 sustainability projects

Charitable Contributions

$2M annually to **516** organizations

Berkshire Bank FOUNDATION™

Small Business

Top 100 most active **SBA 7(a) lenders in the US**

Ranked 17th nationally in number of loans

Top SBA Lender for Veterans in MA & CT

#1 SBA Lender

Western MA • Capital District NY
Central NY • Vermont
Connecticut

Note: data as of 12/30/2017 results, SBA data as of 9/30/17